EXHIBIT 99.1

[LOGO OF GETTY IMAGES APPEARS HERE]

GETTY IMAGES TO SELL $230 MILLION OF

CONVERTIBLE SUBORDINATED DEBENTURES DUE 2023

SEATTLE – June 3, 2003 – Getty Images, Inc. (NYSE: GYI) announced today that it intends to raise $230 million through a private placement to qualified institutional buyers under Rule 144A of the Securities Act of 1933 of Convertible Subordinated Debentures due 2023 (the “Debentures”). Getty Images may raise up to an additional $35 million upon exercise of an option to be granted to the initial purchasers in connection with the offering.

Getty Images expects to use the proceeds of the offering to redeem its existing 5% Convertible Subordinated Notes due 2007 in accordance with the terms of the indenture governing such notes and for general corporate purposes. Getty Images does not intend to exercise its redemption rights with respect to its 5% Convertible Subordinated Notes due 2007 until the sale of the Debentures closes. A definitive agreement with respect to the Debentures has not been entered into between Getty Images and the initial purchasers and there can be no assurances that Getty Images will enter into such a definitive agreement or close the sale of the Debentures.

Neither the Debentures nor the shares of Getty Images common stock issuable upon conversion of the Debentures have been registered under the Securities Act of 1933 or any state securities laws, and until so registered, may not be offered or sold by the holders thereof without registration unless an applicable exemption from registration is available.

Forward Looking Statements

The statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, assumptions and projections about Getty Images and its industry as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause our actual results to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by the company as well as from risks and uncertainties beyond the company’s control. These risks and uncertainties include, among others, the risks associated with changes in the economic, political, competitive and technological environments, and the risks associated with system security and service interruptions. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by Getty Images with the Securities and Exchange Commission, in particular our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Except as required by law, Getty Images undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or other events.

(more)

Getty Images

06/03/03

About Getty Images

Getty Images is the world’s leading imagery company, creating and providing the largest and most relevant collection of still and moving images to communication professionals around the globe. From sports and news photography to archival and contemporary imagery, Getty Images’ products are found each day in newspapers, magazines, advertising, films, television, books and Web sites. Getty Images’ Web site, www.gettyimages.com, is the first place customers turn to search, purchase and download powerful imagery. Seattle-headquartered Getty Images is a global company, and has customers in more than 50 countries.

Contacts:

Investors:	Media:
Kira Bacon	Deb Trevino
Vice President of Investor Relations	Vice President of Corporate Communications
206.925.6448	206.925.6474
kira.bacon@gettyimages.com	deb.trevino@gettyimages.com

# # #